Exhibit 10.22
Salesforce, Inc.
Non-Employee Director Compensation Policy
(Approved by the Board of Directors on December 13, 2023)
Current Directors – RSU Award. Each non-employee director of Salesforce, Inc. (the “Company”) receives a Restricted Stock Unit award (“RSU Award”), with a grant date fair value of approximately $375,000 (the “RSU Award Value”).
•Grant Date: The RSU Award will be granted on the first day of the fiscal year for non-employee directors in service as of that date.
•Number of RSUs: The number of shares of Company common stock (“Common Stock”) subject to the RSU Award will be equal to the RSU Award Value divided by the closing sales price of Common Stock on the grant date (or if not a trading day, the preceding trading day), rounded down to the nearest whole share.
•Vesting: The RSU Award will vest in four equal installments on February 22, May 22, August 22, and November 22 of the year of grant (each, a “Quarterly Vest Date”), subject to each non-employee director’s continued service as a non-employee director through each applicable vesting date.
New Directors – RSU Award.
•Grant Date: For any non-employee directors who join the Board after the beginning of the applicable fiscal year, the RSU Award for that fiscal year will be granted on the first day of the month following effectiveness of that director’s appointment or election to the Board.
•Grant Amount: Non-employee directors who join the Board after the first day of the fiscal year will receive a pro-rated RSU Award (the “Pro-Rated RSU Award”). The value of the Pro-Rated RSU Award will be equal to the RSU Award Value multiplied by a fraction, with the numerator equal to the number of days remaining in the fiscal year including and following the effective date of appointment or election, and the denominator equal to 365 (the “Pro-Rated RSU Award Value”).
The number of shares of Common Stock subject to the Pro-Rated RSU Award will be equal to the applicable Pro-Rated RSU Award Value divided by the closing sales price of Common Stock on the grant date (or if not a trading day, the preceding trading day), rounded down to the nearest whole share.
•Vesting: For non-employee directors who join the Board after the first day of the fiscal year, the Pro-Rated RSU Award will vest in equal installments on each of the remaining Quarterly Vest Dates following the grant date of the Pro-Rated RSU Award as follows, in each case subject to the non-employee director’s continued service as a non-employee director through each applicable vesting date. If all fiscal year Quarterly Vest Dates have occurred as of the grant date, then the Pro-Rated RSU Award will vest entirely on the first Quarterly Vest Date of the next fiscal year. For example:
oIf a non-employee director joins the Board effective March 1, the Pro-Rated RSU Award would be granted on April 1 and would vest in equal installments on May 22, August 22, and November 22.

oIf a non-employee director joins the Board effective June 15, the Pro-Rated RSU Award would be granted on July 1 and would vest in equal installments on August 22 and November 22.
oIf a non-employee director joins the Board effective December 1, the Pro-Rated RSU Award would be granted on January 1 and would vest entirely on February 22 of the next fiscal year.
Departing Directors – RSU Award. For any non-employee directors who, at or before the time of grant, have notified the Company that they do not intend to stand for re-election at the next Annual Meeting of Stockholders, the RSU Award Value will be pro-rated to be 50% of the RSU Award Value that would otherwise apply. The RSU Award for such directors will vest in two equal installments, on February 22 and May 22, subject to the non-employee director’s continued service as a non-employee director through each applicable vesting date.
Cash Fees. Each non-employee director serving in any of the roles listed below will also receive annual cash fees in the amounts set forth below. Annual cash fees will be paid in quarterly installments that generally will be paid on or about the first business day of each fiscal quarter.

Board Leadership Role	Annual Cash Fee
Lead Independent Director	$150,000
Chair of the Audit and Finance Committee (the “Audit Committee”)	$50,000
Chair of the Compensation Committee (the “Compensation Committee”)	$50,000
Chair of the Nominating and Corporate Governance Committee (the “Governance Committee”)	$50,000
Chair of a permanent committee of the Board, other than the Audit Committee, the Compensation Committee, and the Governance Committee	$25,000